Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Brian L. Cantrell Alliance Holdings GP, L.P. Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

Alliance to Present at Barclays Capital 2009 CEO Energy/Power Conference

TULSA, OKLAHOMA, September 3, 2009 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) and Alliance Holdings GP, L.P. (NASDAQ: AHGP) today announced that Joseph W. Craft III, President and Chief Executive Officer, will make a presentation at the Barclays Capital 2009 CEO Energy/Power Conference in New York City at approximately 2:25 p.m. Eastern time on Thursday, September 10, 2009.

The audio portion of Mr. Craft’s presentation will be available via webcast at http://cc.talkpoint.com/barc002/090909b_rb/?entity=2_YVOSRWS and for replay for 30 days following the conference. The related presentation will also be available September 10, 2009 on both ARLP’s website (http://www.arlp.com) and AHGP’s website (http://www.ahgp.com) under “Investor Information” and “Investor Presentations.”

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States. ARLP operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland, and West Virginia. ARLP recently initiated operations at a newly constructed mining complex in Kentucky and is constructing a new mining complex in West Virginia. ARLP also operates a coal loading terminal on the Ohio River at Mt. Vernon, Indiana. ARLP’s mining activities are conducted in three geographic regions commonly referred to in the coal industry as the Illinois Basin, Central Appalachian and Northern Appalachian regions.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

-MORE-

About Alliance Holdings GP, L.P.

AHGP is a limited partnership formed to own and control Alliance Resource Management GP, LLC, the managing general partner of ARLP, through which it holds a 1.98% general partner interest and the incentive distribution rights in ARLP. In addition, AHGP owns 15,544,169 common units of ARLP.

News, unit prices and additional information about AHGP including filings with the Securities and Exchange Commission, are available at http://www.ahgp.com. For more information, contact the investor relations department of Alliance Holdings GP at (918) 295-1415 or via e-mail at investorrelations@ahgp.com.

-END-